Exhibit 99.1

CONTACT:	Jerry S. Buckley (Media)
(856) 342-6007
Leonard F. Griehs (Analysts)
(856) 342-6428

CAMPBELL REPORTS FIRST QUARTER EARNINGS PER SHARE OF $.51

     CAMDEN, NJ, November 24, 2003—Campbell Soup Company (NYSE: CPB) today reported diluted earnings per share for the first quarter ended November 2, 2003 of $.51. This result compares to $.47 recorded in the year-ago quarter, which was before the cumulative effect of accounting change. In the year-ago quarter, the company recorded a one-time non-cash accounting charge of $.08 per share related to the adoption of SFAS No. 142.

     For the first quarter, net sales rose 12 percent to $1,909 million. Earnings before interest and taxes were $354 million, up 7 percent versus the year-ago quarter. Sales for the quarter reflect the following:

•	Volume and mix increased 2 percent

•	Price added 2 percent

•	Reduced promotional spending added 2 percent

•	Currency added 4 percent

•	Acquisitions contributed 2 percent

     Net earnings were $211 million versus $192 million a year earlier before the cumulative effect of accounting change.

     Douglas R. Conant, Campbell’s President and Chief Executive Officer, said, “We have delivered a good first quarter and we are on target to deliver our earnings for the year. Our highest priority is to revitalize our U.S. soup business through the introduction of more convenient, higher quality products. Strong consumer demand in the quarter for our ‘M’m! M’m! Good! To Go’ line of ready-to-serve soups in microwavable containers, including Campbell’s ‘Soup at Hand,’ ‘Chunky,’ and ‘Select’ soups, demonstrates that our strategy is on target. In fact, consumer acceptance has significantly exceeded our expectations and we are now working to increase our production capacity.

     While our focus has been on successfully launching our soup convenience platform, we recognize the intense competitive activity in the marketplace, including broader price discounting. Despite this heavy promotional spending by competition, our key convenience brands — ‘Chunky,’ ‘Select,’ and ‘Soup at Hand’ — in aggregate grew shipments in excess of 10 percent. We are confident that we have strong, competitive promotional programs in place in our more traditional ready-to-serve and condensed businesses as we enter the peak months of the soup season.”

     Conant added, “In our broader portfolio beyond soup, we are seeing many examples of strong marketplace performance, including ‘V8’ beverages, ‘Pepperidge Farm,’ ‘Arnott’s,’ and our dry soup businesses in Europe. The investments we are making in quality, packaging, new products, and improved marketing are having an impact.”

     For the second quarter of fiscal 2004, the company expects earnings per share to be in the range of $.52 to $.54, which is below prior year due to planned marketing investment. The company is maintaining its earnings per share guidance for fiscal 2004 at approximately $1.58. In fiscal 2003, the company reported earnings per share of $1.52, before the cumulative effect of accounting change.

     A summary of segment results for the first quarter follows.

North America Soup and Away From Home

     North America Soup and Away From Home sales of $805 million were up 8 percent, driven by price increases on U.S. condensed soup and lower promotional spending. Operating earnings of $221 million were up 8 percent. Sales for the quarter break down as follows:

•	Volume and mix were even with year ago

•	Price added 2 percent

•	Reduced promotional spending added 4 percent

•	Currency added 2 percent

     In the U.S., ready-to-serve shipments rose 6 percent, condensed shipments declined 7 percent and broth shipments rose 14 percent.

     Further details include the following:

•	The “M’m! M’m! Good! To Go” convenience platform delivered strong performance. Seven new varieties of Campbell’s “Soup At Hand” soups were launched, bringing that line to 11 varieties; 4 varieties of “Campbell’s Select” soups and 6 varieties of “Campbell’s Chunky” soups in microwavable bowls were also launched.

•	Gravity-fed shelving systems for condensed soup continue to be installed in new store locations. To date, fixtures are in approximately 2,800 stores, which represent approximately 10 percent of grocery all commodity volume (ACV). Test results in the first quarter have been positive.

•	Away From Home sales increased, driven by strong soup sales.

•	Canadian soup sales, excluding the impact of currency, were down slightly due to start up issues related to the transition to a new distribution partner.

North America Sauces and Beverages

     North America Sauces and Beverages sales rose 7 percent to $327 million and operating earnings increased 1 percent to $78 million. Sales for the quarter break down as follows:

     • Volume and mix increased 3 percent

     • Reduced promotional spending added 4 percent

     Further details include the following:

•	Sales were driven by outstanding performance on “V8” vegetable juice, the growth of “V8 Splash” Smoothies, which were introduced in the second-half of last year, as well as reduced promotional spending.

•	“V8” vegetable juice performance was driven by new advertising created around the “Drink Smarter” advertising campaign and new varieties. “Campbell’s” tomato juice, which introduced its first organic variety during the quarter, continued to post solid growth.

•	“Prego” pasta sauces experienced a decline in sales due in part to weaknesses across the entire Italian sauce category.

Biscuits and Confectionery

     Biscuits and Confectionery sales increased 20 percent to $491 million and operating earnings rose 10 percent to $46 million. Sales for the quarter break down as follows:

•	Volume and mix increased 5 percent

•	Price increases added 3 percent

•	Currency added 6 percent

•	Acquisitions contributed 6 percent

Operating earnings were driven primarily by currency and acquisitions.

     Further details include the following:

•	Pepperidge Farm sales growth was driven by strong cookie sales. Consumer response to new Mini Cookies has been excellent and seasonal cookie assortments have achieved strong growth heading into the holiday period.

•	Pepperidge Farm fresh bread sales continued to increase driven by distribution gains in the mass merchandise channel. Both “Swirl” and “Farmhouse” breads contributed strong sales growth.

•	Godiva Chocolatier’s worldwide sales were ahead of last year due to a recovery in Asia Pacific and the worldwide duty free business. Godiva also saw strong growth in its direct sales, which includes internet and catalog. Comparable store sales in the U.S. were negative versus a year ago.

•	Arnott’s had an excellent quarter, delivering strong sales growth in biscuits. Three biscuit brands were added to the Arnott’s portfolio during the quarter, following their acquisition from George Weston Foods Limited.

International Soup and Sauces

     International Soup and Sauces sales rose 18 percent to $286 million, and operating earnings rose 35 percent to $35 million. Sales for the quarter break down as follows:

•	Volume and mix increased 8 percent

•	Price subtracted 1 percent

•	Promotions subtracted 2 percent

•	Currency added 12 percent

•	Acquisitions added 1 percent

Operating earnings growth was driven primarily by volume gains and currency.

     Further details include the following:

•	In Europe, dry soup brands performed well in the quarter.

•	In the U.K., highlights included the re-launch of two improved product lines: “Batchelors Cup-A-Soup” and “OXO” gravy products, supported by strong advertising campaigns. However, wet soup and sauce sales continued to decline.

•	In Germany, improved mix and stronger branded performance overcame declines in private label business.

•	In Asia Pacific, soup sales rose significantly across the region. In Australia, sales gains were driven by new product introductions and strong performance in broth, including new varieties and marketing programs designed to drive expanded usage occasions.

Conference Call

     The company will host a conference call to discuss these results on November 24, 2003 at 10:00 a.m. Eastern Standard Time. U.S. participants may access the call at 1-888-603-6970 and non-U.S. participants at 1-210-839-8500. Participants should call at least five minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Len Griehs. The call will also be broadcast live over the Internet at http://www.campbellsoup.com and can be accessed by clicking on the Webcast banner. A recording of the call will be available approximately two hours after it is completed through midnight November 28, 2003 at 1-800-938-1164 or 1-402-998-0567.

Forward-Looking Statements

     This release contains “forward-looking statements” which reflect the company’s current expectations about its future plans and performance, including statements concerning the impact of marketing investments and strategies, new product introductions, and quality improvements on sales and earnings. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

     Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauces, beverage, biscuits, confectionery and prepared food products. The company is 134 years old, with nearly $7 billion in annual sales and a portfolio of more than 20 market-leading brands. In North America, leading brands include “Campbell’s” soups and “Swanson” broths, “Pepperidge Farm” cookies, crackers, breads and frozen products, “V8” vegetable juices, “V8 Splash” juice beverages, “Pace” Mexican sauces, “Prego” pasta sauces, and “Franco-American” canned pastas and gravies. In Europe, leading brands include “Erasco” soups in Germany and “Liebig” soups in France, and the company also has several dry soup and sauce brands: “Batchelors,” “Oxo,” “Lesieur,” “Royco,” “Liebig,” “Heisse Tasse,” “Blå Band,” “Erin,” and “McDonnells.” Additional European brands include “Homepride” sauces and “Fray Bentos” canned meats in the United Kingdom, and “Devos Lemmens” mayonnaise and cold sauces in Belgium and France. In the Asia Pacific region, the company markets “Arnott’s” biscuits, “Campbell’s” soups and stock, and “Swanson” broths. “Godiva” chocolates are sold around the world. The company is ably supported by 25,000 full-time employees worldwide. For more information on the company, visit Campbell’s website at www.campbellsoup.com.

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CAMPBELL SOUP COMPANY CONSOLIDATED
STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED

	November	October
	2, 2003	27, 2002

Net sales	$1,909	$1,705

Costs and expenses
Cost of products sold	1,108	971
Marketing and selling expenses	293	274
Administrative expenses	123	108
Research and development expenses	21	19
Other expenses	10	3

Total costs and expenses	1,555	1,375

Earnings before interest and taxes	354	330
Interest, net	43	45

Earnings before taxes	311	285
Taxes on earnings	100	93

Earnings before cumulative effect of accounting change	211	192
Cumulative effect of accounting change	—	(31)

Net earnings	$211	$161

Per share — basic
Earnings before cumulative effect of accounting change	$.51	$.47
Cumulative effect of accounting change	—	(.08)

Net earnings	$.51	$.39

Dividends	$.1575	$.1575

Weighted average shares outstanding — basic	411	410

Per share — assuming dilution
Earnings before cumulative effect of accounting change	$.51	$.47
Cumulative effect of accounting change	—	(.08)

Net earnings	$.51	$.39

Weighted average shares outstanding
— assuming dilution	412	411

In connection with the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” the company recognized a non-cash charge of $31 (net of a $17 tax benefit) as a cumulative effect of accounting change for the write-down of goodwill of one business unit in the first quarter of fiscal 2003.

Certain reclassifications were made to prior year financial statements.

CAMPBELL SOUP COMPANY CONSOLIDATED
SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED

	November	October	Percent
	2, 2003	27, 2002	Change

Sales
Contributions:
North America Soup and Away From Home	$805	$746	8%
North America Sauces and Beverages	327	307	7%
Biscuits and Confectionery	491	410	20%
International Soup and Sauces	286	242	18%

Total sales	$1,909	$1,705	12%

Earnings
Contributions:
North America Soup and Away From Home	$221	$205	8%
North America Sauces and Beverages	78	77	1%
Biscuits and Confectionery	46	42	10%
International Soup and Sauces	35	26	35%

Total operating earnings	380	350	9%
Unallocated corporate expenses	(26)	(20)

Earnings before interest and taxes	354	330	7%
Interest, net	(43)	(45)
Taxes on earnings	(100)	(93)

Earnings before cumulative effect of accounting change	211	192	10%
Cumulative effect of accounting change	—	(31)

Net earnings	$211	$161	31%

Net earnings per share before cumulative effect of accounting change — assuming dilution	$.51	$.47	9%

In connection with the adoption of SFAS No. 142, the company recognized a non-cash charge of $31 (net of a $17 tax benefit), or $.08 per share, as a cumulative effect of accounting change for the write-down of goodwill of one business unit in the first quarter of fiscal 2003.

CAMPBELL SOUP COMPANY CONSOLIDATED
BALANCE SHEETS (unaudited)
(millions)

	November	October
	2, 2003	27, 2002

Current assets	$1,655	$1,577
Plant assets, net	1,846	1,736
Intangible assets, net	2,937	2,622
Other assets	305	315

Total assets	$6,743	$6,250

Current liabilities	$2,763	$3,702
Long-term debt	2,556	1,860
Nonpension postretirement benefits	304	317
Other liabilities	505	368
Shareowners’ equity	615	3

Total liabilities and shareowners’ equity	$6,743	$6,250

Total debt	$3,724	$3,907

Cash and cash equivalents	$39	$41